Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE	Investor Contact: Stephen A. Fowle
(302) 571-6833
sfowle@wsfsbank.com
Press Contact: Stephanie A. Heist
(302) 571-5259
September 18, 2014	sheist@wsfsbank.com

WSFS INCREASES DIVIDEND BY 25%

AND AUTHORIZES 5% STOCK REPURCHASE PLAN

Excess capital and strong earnings spark capital management initiatives

Wilmington, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, announced that its Board of Directors has approved a quarterly cash dividend of $0.15 per common share payable on November 21, 2014 to shareholders of record as of November 7, 2014. This represents an increase of $0.03 per common share from the second quarter 2014 dividend of $0.12 per share, or a 25% increase. WSFS last increased its dividend in 2008.

The Board of Directors of WSFS Financial Corporation has also authorized a stock repurchase program of up to 5% of total outstanding shares of common stock, or approximately 470,000 shares. WSFS has approximately 9,400,000 shares of common stock outstanding. Under the program, purchases may be made from time to time in the open market or through negotiated transactions, subject to market conditions and other factors, and in accordance with applicable securities laws. There is no fixed termination date for the repurchase program, and the repurchase program may be suspended or discontinued at any time. WSFS had an active share repurchase program from 1996 – 2008.

Mark A. Turner, WSFS President and Chief Executive Officer, commented, “The return to an increased cash dividend and a stock buyback reflects our strong capital position and earnings momentum. These combined actions provide increased returns to our broad shareholder base, while also maintaining the flexibility to reinvest in the business and pursue attractive growth opportunities.”

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.9 billion in assets on its balance sheet and $10.6 billion in fiduciary assets, including approximately $1.2 billion in assets under management. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS INCREASES DIVIDEND BY 25% AND AUTHORIZES 5% STOCK REPURCHASE PLAN / PAGE 2

FORWARD-LOOKING STATEMENT DISCLAIMER

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company. This press release speaks only as of its date, and WSFS disclaims any duty to update the information included herein.

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